Exhibit 99.1

Jacuzzi Brands Announces Tender Offer and Consent Solicitation for 9 5/8% Senior Secured Notes due 2010

West Palm Beach, FL – December 4, 2006

Jacuzzi Brands, Inc. (“Jacuzzi”) announced today that it has launched a cash tender offer and consent solicitation with respect to the outstanding $380 million in aggregate principal amount of its 9 5/8% Senior Secured Notes due 2010 (the “Notes”).

Terms of the Tender Offer and Consent Solicitation

The tender offer and consent solicitation are being made on the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated December 4, 2006 and the related Consent and Letter of Transmittal (the “Tender Offer Documents”). The total consideration for the Notes tendered and accepted for purchase pursuant to the tender offer will be determined as specified in the Tender Offer Documents, on the basis of a yield to the first redemption date under the indenture governing the Notes equal to the sum of (i) the yield (based on the bid side price) of the 3 5/8% U.S. Treasury Note due June 30, 2007, as calculated by Credit Suisse Securities (USA) LLC in accordance with standard market practice on the Price Determination Date, as described in the Tender Offer Documents, plus (ii) a fixed spread of 50 basis points. Jacuzzi will pay accrued and unpaid interest up to, but not including, the applicable payment date. Each holder who validly tenders its Notes and delivers consents to the Proposed Amendments (as defined below) prior to 5:00 p.m., New York City time, on December 15, 2006 (the “Consent Date”) shall be entitled to a consent payment, which is included in the total consideration above, of $30 for each $1,000 principal amount of Notes tendered by such holder if such Notes are accepted for purchase pursuant to the tender offer.

The tender offer will expire at 5:00 p.m., New York City time, on January 3, 2007, unless extended or earlier terminated. Payments of the tender consideration for the Notes validly tendered and not withdrawn on or prior to the expiration date and accepted for purchase will be made pursuant to the Tender Offer Documents.

In connection with the tender offer, Jacuzzi is soliciting the consents of the holders of the Notes to proposed amendments to the indenture governing the Notes (the “Proposed Amendments”). The primary purpose of the consent solicitation and Proposed Amendments is to eliminate substantially all of the material restrictive covenants and certain events of default and related provisions in the indenture governing the Notes. In order for the Proposed Amendments to be effective, holders of a majority in aggregate principal amount of the Notes must consent to the Proposed Amendments. Holders of the Notes may not tender their Notes without delivering the related consents.

The consummation of the tender offer is conditioned upon, among other things, (i) the consummation of the previously announced acquisition (the “Acquisition”) of Jacuzzi by affiliates of Apollo Management, L.P. (“Apollo”), (ii) the receipt by affiliates of Apollo of $985 million in new debt financing relating to the Transactions and the availability of funds therefrom to pay the tender offer consideration described above, and (iii) the receipt of the consent of the holders of a majority in aggregate principal amount of the Notes to the Proposed Amendments. If any of the conditions are not satisfied, Jacuzzi may terminate the tender offer and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes that are not validly withdrawn prior to expiration, may extend the tender offer or may amend the tender offer. Full details of the terms and conditions of the tender offer are included in the Tender Offer Documents.

Credit Suisse Securities (USA) LLC will act as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer or consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or at (212) 538-0652.

D.F. King & Co., Inc. will act as the Information Agent for the tender offer and consent solicitation. Requests for documents related to the tender offer and consent solicitation may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for brokers and banks) or (800) 859-8509 (for all others).

Neither the Jacuzzi board of directors nor any other person makes any recommendation as to whether holders of Notes should tender their Notes or provide the related consents, and no one has been authorized to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents, and if they decide to do so, the principal amount of the Notes to tender.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer and consent solicitation are being made only through and subject to the terms and conditions set forth in the Tender Offer Documents and related materials. Holders of the Notes should read carefully the Tender Offer Documents and related materials before any decision is made with respect to the tender offer and consent solicitation.

About Jacuzzi Brands

Jacuzzi, through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. Our products are marketed under our portfolio of brand names, including JACUZZI®, SUNDANCE®, ZURN®, and ASTRACAST®.

Disclosure Concerning Forward-Looking Statements

Any forward-looking statements made within this release, including Jacuzzi’s current expectations with respect to the completion of the proposed transaction, future market conditions, future operating results and other plans, represent management’s best judgment as to what may occur in the future and are intended to fall within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Jacuzzi believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, terrorist acts, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, and changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in Jacuzzi’s filings with the Securities and Exchange Commission could cause our actual results during the remainder of 2006 and in the future years, and other future expectations to differ materially from those expressed in this press release.

CONTACT:	Jacuzzi Brands, Inc.
Diana Burton, VP - Investor Relations
(561) 514-3850